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----------------                              U.S. SECURITIES AND EXCHANGED COMMISION                   ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|WEADOCK              DANIEL          P  |ITT CORPORATION                         (ITT)   |                                        |
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  1330 Avenue of the Americas           |  (Voluntary)          |                        |                                        |
|                                        |                       |     January   1998     |                                        |
|                                        |                       |                        |     Senior Vice President              |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|New York                NY    10019-5490|                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock (JT)              |            |    |    |                |    |   $.0000|      5200       | D  |                    |
|                          (01) |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   |            |    |    |                |    |   $.0000|     15879       | D  |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock (ISP)             |            |    |    |                |    |   $.0000|     52796       | I  |In Trust            |
|                          (02) |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|Stock Opti| $18.0000|     |    |    |          |          |05/10|05/12|Common Sto|     19583|          |     19583| D  |          |
|on   (Righ|         |     |    |    |          |          | 1991| 1998|ck        |          |          |          |    |          |
|t to Buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|      (03)|         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $18.6200|     |    |    |          |          |12/11|12/13|Common Sto|     26111|          |     26111| D  |          |
|on   (Righ|         |     |    |    |          |          | 1993| 2000|ck        |          |          |          |    |          |
|t to Buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|      (03)|         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $19.5300|     |    |    |          |          |02/12|12/14|Common Sto|     41779|          |     41779| D  |          |
|on   (Righ|         |     |    |    |          |          | 1993| 2001|ck        |          |          |          |    |          |
|t to Buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|      (03)|         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $35.2300|     |    |    |          |          |09/06|10/16|Common Sto|     91390|          |     91390| D  |          |
|on   (Righ|         |     |    |    |          |          | 1995| 2003|ck        |          |          |          |    |          |
|t to Buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|      (03)|         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $35.1700|     |    |    |          |          |08/14|10/13|Common Sto|     83605|          |     83605| D  |          |
|on   (Righ|         |     |    |    |          |          | 1995| 2004|ck        |          |          |          |    |          |
|t to Buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|      (03)|         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $45.5300|     |    |    |          |          |03/06|05/11|Common Sto|     59718|          |     59718| D  |          |
|on   (Righ|         |     |    |    |          |          | 1996| 2005|ck        |          |          |          |    |          |
|t to Buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|      (03)|         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $55.8800|     |    |    |          |          |     |02/08|Common Sto|     40000|          |     40000| D  |          |
|on   (Righ|         |     |    |    |          |          |     | 2006|ck        |          |          |          |    |          |
|t to Buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (04)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $56.7500|     |    |    |          |          |     |02/06|Common Sto|     43300|          |     43300| D  |          |
|on   (Righ|         |     |    |    |          |          |     | 2007|ck        |          |          |          |    |          |
|t to Buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (05)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $85.0000|01/13| A  | V  |     50000|          |01/13|01/15|Common Sto|     50000| $85.0000 |     50000| D  |          |
|on   (Righ|         | 1998|    |    |          |          | 1999| 2008|ck        |          |          |          |    |          |
|t to Buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|      (06)|         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
      (01)  Shares held in joint tenancy with my wife, Florence.
      (02)  Shares held under the ITT 401(k) Retirement Plan (called ISP) as of 12/31/97 plan statement.
      (03)  Options acquired under a Rule 16b-3 plan.
      (04)  Options awarded under the ITT 1995 Incentive Stock Plan, a Rule 16b-3 plan, are exercisable after 2/6/2005 or after the closing NYSE trading price for five or  more consecutive trading days remains at or above $69.85 (as to two-thirds) and
            $78.23 (as to remaining third).
      (05)  Options awarded under the ITT 1995 Incentive Stock Plan, a Rule 16b-3 plan, are exercisable after 2/4/2006 or after the closing NYSE trading price for five or  more consecutive trading days remains at or above $70.94 (as to two-thirds) and
            $79.45 (as to remaining third).
      (06)  Exercisable in three equal annual installments

**Intentional misstatements or omissions of facts constitute Federal                    /s/DANIEL P. WEADOCK             02/09/1998
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                           WEADOCK, DANIEL                          ITT CORPORATION                          JAN-1998 PAGE:  2 OF  2
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